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                                                                    Exhibit 23.2




                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and "Consolidated Statements of Income" and to the use of our reports dated May 29, 1997 (with respect to the consolidated financial statements of Independence Savings Bank) and October 8, 1996 (with respect to the financial statements of Independence Savings Bank 401(k) Savings Plan, referred to in our report as the Independence Savings Bank Incentive Savings Plan), included in Amendment No. 1 to the Registration Statement, related Prospectus and Prospectus Supplement of Independence Community Bank Corp., dated August 26, 1997, for the registration of up to 72,737,499 shares of its common stock, and the Application for Conversion on Form 86-AC, dated August 26, 1997.



                                                         /s/   ERNST & YOUNG LLP




New York, New York
August 21, 1997